EXHIBIT 99.1

Performance Sports Group Announces Departure of Rich Wuerthele

EXETER, NH - May 4, 2016 - Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, today announced that Rich Wuerthele, Executive Vice President, Hockey, is leaving the Company effective May 20.

Wuerthele, who joined the Company in 2014, will assume an executive leadership position at Newell Brands, where he previously worked for more than 11 years prior to joining Performance Sports Group.

“I would like to thank Rich for his leadership of our hockey business during the past two years,” said Amir Rosenthal, President, PSG Brands and Interim CEO. “During his tenure, Bauer Hockey continued its No.1 brand position and strengthened its commitment to deliver the industry’s most innovative products through superior athlete insight and deep consumer connection. We wish Rich continued success in his new role and will immediately begin a search for his replacement.”

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and is a leader in North America in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. In addition, the Company distributes its hockey products through its Burlington, Massachusetts and Bloomington, Minnesota Own The Moment Hockey Experience retail stores. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Company Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-610-5813
media@performancesportsgroup.com

Investor Relations:
Liolios
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com